Exhibit 10.2

September 17, 2007

Louis R. Bucalo, MD

Dear Lou:

The Board of Directors of Titan Pharmaceuticals, Inc. (the “Company”) is pleased to confirm the terms of the modification of your employment with the Company, in which you will serve as Executive Chairman of the Company’s Board of Directors. Such change in your role is referred to herein as the “Transition.” If the terms discussed below are acceptable, please sign this letter (the “Agreement”) where indicated and return it to the Company by September 20, 2007, retaining a copy for your records.

1.	Effective Date. The effective date of the Transition and this Agreement will be the date on which the incoming President and Chief Executive Officer commences his employment with the Company in accordance with the terms of his offer letter dated July 31, 2007 (the “Effective Date”).

2.	Role. As of the Effective Date, you shall continue your employment with the Company solely in the position of Executive Chairman of the Company’s Board of Directors. As Executive Chairman of the Board, you will work with the Company’s incoming President and Chief Executive Officer and assist the Company in identifying business opportunities, establishing corporate strategies and interacting with members of the financial community. You will serve as liaison with the Company’s Chief Executive Officer and, consistent therewith, you agree to participate in regular meetings and teleconferences with the Company’s Chief Executive Officer as necessary to effectuate your role, but in no event to occur less than once a month. You will report directly to the Board of Directors.

3.	Compensation

(a)	Salary. During the two year (24 month) period following the Effective Date, you will be paid a monthly salary of $31,250.00 less applicable withholdings ($375,000.00 annually). During the third year of this Agreement and thereafter, you will be paid a monthly salary of $15,625.00 less applicable withholdings ($187,500.00 annually). All reasonable business expenses will be reimbursed so long as they are incurred in the ordinary course of business.

400 Oyster Point Blvd., Suite 505, South San Francisco, CA 94080 Tel. (650) 244-4990 Fax (650) 244-4956

Louis R. Bucalo, MD

September 17, 2007

(b)	Bonus. You will be eligible for a bonus, the payment and amount of which shall be at the discretion of the Company’s Board of Directors, upon the occurrence of each of the following events: (i) FDA approval of Iloperidone; (ii) positive Phase IIb results for Sphermaine; and (iii) positive Phase III results for Probuphine. Each such bonus shall be paid to you at the time and regular schedule in which annual bonuses are paid by the Company for each calendar year, unless otherwise agreed by you and the Company.

(c)	Stock Options. On the first date following the Effective Date on which the Company makes its annual grants of stock options to its executive officers, you will receive stock options to acquire 150,000 shares of the Company’s Common Stock (the “Options”), which Options will be granted pursuant to and governed by the terms and conditions of the Company’s 2002 Stock Option Plan, as amended (the “Plan”), and will contain customary terms and conditions. The exercise price of the Options will be determined per the Plan as of the grant date. Thereafter, you shall be eligible to receive additional annual grants of options under the Plan in amounts that are in accordance with the Company’s past practices with respect to you. Notwithstanding the foregoing, all unvested Options automatically will become vested and exercisable immediately prior to the occurrence of a Change of Control. For the purposes of this Agreement, a “Change of Control” shall be deemed to occur (i) upon a sale or transfer of substantially all of the assets of the Company; (ii) upon the acquisition by any person, entity or group of beneficial ownership of 50 percent or more of either the outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; or (iii) upon a merger or consolidation of the Company or any of its subsidiaries with any other corporation, which results in the stockholders of the Company prior thereto continuing to represent less than 50 percent of the combined voting power of the voting securities of the Company or the surviving entity after the merger; provided, however, than en event described in (i), (ii) or (iii) above shall not be treated as a Change of Control, unless such event is also a change in the ownership of the Company (within the meaning of Treasury Regulation Section 409A-3(i)(5)(v)), a change in the effective control of the Company (within the meaning of Treasury Regulation Section 409A-3(i)(5)(vi) or a change in the ownership of a substantial portion of the Company’s assets (within the meaning of Treasury Regulation Section 409A-3(i)(5)(vii)).

(d)	Benefits. During your Employment, you will be eligible to continue to participate in the Company’s group health plan, 401(k) plan and all other Company sponsored employee benefit plans then offered to the Company’s senior executives and, if any, other health benefits comparable to those to which you are currently entitled pursuant to the Former Agreement (as defined in Section 8 hereof).

Louis R. Bucalo, MD

September 17, 2007

(e)	Vacation. Within 30 days’ after the Effective Date, the Company will pay you, less applicable withholdings and deductions, for your accrued but unused vacation time as of the Effective Date in accordance with Company policy. As of the date hereof, you have 568.06 hours of accrued but unused vacation time, the payment for which would be $106,811.67. In recognition of the flexible schedule associated with your position as Executive Chairman, you acknowledge and agree that such position does not include a vacation benefit.

4.	Termination.

(a)	“At-Will” Retention. You or the Company may terminate your employment hereunder at any time, for any reason, with or without Cause, by giving 30 day’s written notice to the other party.

(b)

Severance. If your employment is terminated (i) by the Company without Cause or by you for Good Reason, the Company will continue to pay your monthly salary on a regular bi-monthly basis at the applicable rate or rates set forth in Section 3(a) for a 24-month period beginning on the date of termination of employment, the Options will vest in full upon such termination of employment and your other options will continue to vest pursuant to their existing vesting schedule during the balance of such 24-month period or (ii) due to your death or Disability, the Company will pay to you or your estate your monthly salary on a regular bi-monthly basis for 12 months, provided that any payments pursuant to clause (ii) shall be offset against other payments to which you may be entitled under the Company’s policies in effect at such time. Payments made under this section shall be subject to all applicable withholdings. Notwithstanding the foregoing, to the extent that severance payments provided pursuant to this section come within the definition of “nonqualified deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder (collectively, “Section 409A”), and only to the extent necessary to comply with Section 409A, the payment of such severance payments shall be delayed and made to you no earlier than the earlier of (i) the last day of the 6th complete calendar month following termination of your employment with the Company or (ii) the date of your death, except, as permitted by Section 409A, that the payment of such severance payments shall not be so delayed from when they would otherwise be paid to the extent that (x) they otherwise would be paid on or before March 15 of the calendar year following the calendar year in which your employment is terminated or (y) such amounts constitute “involuntary severance” under Section 409A and are less than or equal to the lesser of (A) 200% of your annual

Louis R. Bucalo, MD

September 17, 2007

compensation for the calendar year preceding the calendar year of your termination of employment or (B) 200% of the limitation amount under Section 401(a)(17) of the Code on tax-qualified retirement plan compensation in effect for the calendar year of your termination of employment. Any payment delayed by reason of the prior sentence shall be paid out in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

(c)	Cause. For purposes of this Agreement, “Cause” means (i) any willful misconduct by you in the performance of your duties; (ii) gross negligence in the performance, or negligent or intentional substantial non-performance, by you of your duties; (iii) your conviction by a competent court of law of or having plead guilty or no contest to any felony or misdemeanor (other than minor traffic violations or offences of a comparable magnitude not involving dishonesty, fraud, or breach of trust); (iv) your breach of your duty of loyalty to the Company; or (v) a material breach by you of the terms this Agreement; provided that, prior to any termination of this Agreement for Cause, you shall be entitled to appear with counsel before the Board of Directors of the Company, and further provided that, in the case of items (ii), (iv) and (v), the Company shall provide written notice to you of the grounds on which Cause is asserted and a thirty (30) day opportunity to cure, if curable, following delivery of such notice. For purposes hereof, an action will be considered “willful” only if it is done intentionally, purposely and knowingly, distinguished from an act done carelessly, thoughtlessly or inadvertently. Additionally, the Company shall not consider your conduct within the scope of your duties and undertaken in good faith as falling within the scope of clauses (ii) or (v) above. For the purpose of this Agreement, your date of termination in the event your role is terminated for Cause shall be the date on which your are given notice of termination as provided for in this section, or any later date as may be set forth in such notice of termination. However, notwithstanding the preceding sentence, in the event you are provided with notice of the grounds on which Cause is asserted and an opportunity to cure such grounds as provided for in this section, and you fail to cure such grounds within the cure period, your date of termination for such Cause shall be the expiration of such cure period.

(d)	Disability. For purposes of this Agreement, “Disability” shall mean a mental or physical condition that renders you incapable of diligently performing all of your essential duties and obligations to the Company for any period of three (3) consecutive months or four (4) months in any twelve (12) month period.

(e)

Good Reason. You may terminate your employment hereunder for Good Reason, at any time, provided that (i) you provide the Company with at least thirty (30) days’ (but not greater than one hundred twenty (120) days) prior

Louis R. Bucalo, MD

September 17, 2007

written notice thereof within sixty (60) days of the occurrence of the event giving rise to Good Reason, and (ii) you provide the Company with a thirty (30) day opportunity to cure the event giving rise to Good Reason following the delivery of such notice (the “Cure Period”). For the purpose of this Agreement, the term “Good Reason” means (i) a material and substantial diminution your duties, authority, or responsibilities that would be inconsistent with your position, (ii) a material failure by the Company to pay your salary as provided for herein; or (iii) any other material breach by the Company of the terms this Agreement or the Indemnification Agreement between you and the Company, provided, in each case, that such event is not cured during the Cure Period. For the avoidance of any doubt, if you do not provide the Company with timely notice as provided for in this section with respect to an event purporting to give rise to Good Reason, you shall have waived your right to terminate your employment hereunder for Good Reason with respect to such event. For the purpose of this Agreement, your date of termination in the event you resign your employment for Good Reason shall be the expiration date of the Cure Period, provided the Company has failed to materially cure the event giving rise to Good Reason.

5.	Non-Compete and Outside Activities. You agree that, while serving as Executive Chairman of the Board of the Company, you will not engage in any activity that is competitive with the Company. Also while serving as Executive Chairman pursuant to this Agreement, approval of the Company’s Board of Directors shall be required prior to your acceptance of any employment, consulting or advisory relationship with any for-profit enterprise within the biotechnology/pharmaceutical industry and notice to the Company’s Board shall be required with respect to your acceptance of any role as a biotechnology/pharmaceutical industry advisor to an investment bank, fund or private equity firm. It is understood that buying and selling of securities of any public company does not constitute a violation of this Agreement.

6.	Attorneys Fees. Within 30 days of your execution and delivery to the Company of this Agreement, the Company shall either directly pay or reimburse you for all reasonable legal fees and expenses which you have incurred in your analysis and negotiation of this Agreement up to a maximum amount of $12,500, provided you have previously provided to the Company documents evidencing such fees and expenses.

7.

Code Section 409A. Unless otherwise expressly provided, any payment of compensation by the Company to you, whether pursuant to this Agreement or otherwise, shall be made on or before March 15 of the calendar year following the calendar year in which your right to such payment vests (i.e., is not subject to a “substantial risk of forfeiture” as defined by Section 409A). All payments of “nonqualified deferred compensation” (within the meaning of Section 409A) by the

Louis R. Bucalo, MD

September 17, 2007

Company to you are intended to comply with the requirements of Section 409A, and shall be interpreted consistent therewith. Neither the Company nor you, individually or in combination, may accelerate any such deferred payment, except in compliance with Section 409A, and no amount shall be paid prior to the earliest date on which it is permitted to be paid under Section 409A. Notwithstanding anything herein to the contrary, no amendment may be made to this Agreement if it would cause this Agreement or any payment hereunder to not be in compliance with the requirements of Section 409A. The Company agrees to make you whole, on an after tax basis (federal, state and local), for any and all penalties and interest to which you may become subject pursuant to Section 409A as a result of any compensation paid or to be paid by the Company to you pursuant to this Agreement.

8.	Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the subject matter hereof. As of the Effective Date, this Agreement supersedes the Employment Agreement dated February 1, 1993, as amended to date, between you and the Company (the “Former Agreement”). The Company and Executive each acknowledge and agree that they are not relying on, and they may not rely, on any oral or written representation of any kind that is not set forth in writing in this Agreement. Notwithstanding the foregoing, the Proprietary Information and Inventions Agreement and the Indemnification Agreement between you and the Company shall remain in full force and effect.

To accept this offer, please sign in the space below, indicating your acceptance and agreement to the terms contained herein. No amendment or modification of the terms of this Agreement will be valid unless made in writing and signed by you and an authorized officer of the Company.

Sincerely,

/s/ Eurelio Cavaleir
Eurelio Cavalier, Chairman of the Compensation Committee

Accepted by:

/s/ Louis R. Bucalo
Louis R. Bucalo, MD

9/17/07
Date: